Exhibit 24
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS:
RBCP Energy Fund Investments, L.P., a Delaware corporation, referred to as Principal, with an office address at c/o Annie Ropar, RBC Capital Partners, Royal Bank Plaza, South Tower, 5th Floor, 200 Bay Street, Toronto, Ontario M5J 2W7, does appoint and authorize Sharon Adamson as its true and lawful attorney-in-fact (hereinafter referred to as ?Attorney?), in PRINCIPAL?S name, and for Principal?s use and benefit, to:
(1)	Execute, acknowledge and deliver such written documentation with respect to completing and filing a UNIFORM APPLICATION FOR ACCESS CODES
TO FILE ON EDGAR with the United States Security and Exchange
Commission in accordance with the rules and regulations of such commission; and thereafter
(2)	File on behalf of Principal such Forms 3, 4 and 5 as it may
authorize, with Attorney affixing the   signature of Principal in the
format ?/s/Sharon Adamson, Attorney in Fact,? giving and granting to said Attorney full power and authority to do all and every act and thing whatsoever requisite and necessary to be done relative to any of the foregoing as fully to all intents and purposes as Principal might or could do if personally present.
All that said Attorney shall lawfully do or cause to be done under the authority of this Power of Attorney is expressly approved, provided that no other actions by Attorney purporting to be for the benefit of Principal are authorized under this Power of Attorney, unless pursuant to an amendment hereto signed in hand by Principal.

RBCP Energy Fund Investments, L.P.

By:__________________________________________

Joseph Jabes
Name of Officer